UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement(s).

On April 2, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note in the initial principal amount of $28.5 million (“Note 1”). Following subsequent negotiations, the effective maturity date of Note 1 was extended to April 5, 2026.

On April 23, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note in the initial principal amount of $28.5 million (“Note 2”, and together with Note 1, the “Notes”). Following subsequent negotiations, the effective maturity date of Note 2 was extended to April 23, 2026.

On March 24, 2026, the Company and the holders of Note 1 and Note 2 (collectively, the “Noteholders”) agreed to extend the maturity date of each of the Notes by 36 months (the “Extension Periods”). In consideration, the Company agreed to make a monthly payment covering both Notes in the total amount of $1,000,000 of shares of common stock to the Noteholders, calculated based on (i) the previous trading day’s closing price or (ii) the average of the closing prices for the previous five trading days, whichever is lower. Monthly payments will be made through the extended maturity dates of April 5, 2029 and April 23, 2029, respectively. The annual interest rate for each Note was also reduced to 5% as part of the extension.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: March 24, 2026	By	/s/ Robert E. Hoffman
Robert E. Hoffman
Chief Financial Officer